Exhibit 99.1

FINANCIAL CONTACT:	MEDIA CONTACT:
Melissa Poole	Jeff Beckman
717-534-7556	717-534-8090

Hershey Reports Third-Quarter 2018 Financial Results
Reaffirms 2018 Reported Net Sales and Adjusted Earnings Outlook

HERSHEY, Pa., October 25, 2018 - The Hershey Company (NYSE: HSY) today announced sales and earnings for the third quarter ended September 30, 2018 and reaffirmed its 2018 reported net sales and adjusted earnings outlook.

“We remain on track to achieve the financial targets we shared earlier this year, and I am pleased with the progress we are making against our key strategic focus areas,” said Michele Buck, The Hershey Company President and Chief Executive Officer. “Our U.S. core confection retail takeaway and share trends are sequentially improving, in line with our expectations driven by strong Halloween results and distribution gains on core items. The addition of Pirate Brands strengthens our brand portfolio and marks our second high-growth, high-margin acquisition this year to capture incremental snacking occasions. Our International business continues to deliver profitability improvements while driving strong constant currency organic sales growth. Importantly, we are achieving these results while staying true to our values and purpose, as evidenced by being named to the Dow Jones Sustainability World Index for the 6th consecutive year.”

Third Quarter 2018 Financial Results Summary 1

•	Consolidated net sales of $2,079.6 million, an increase of 2.3%.

•	Constant currency net sales growth of 3.0%, with a 0.7 point headwind from foreign currency exchange.

•	The net impact of acquisitions and divestitures was a 2.5 point benefit to net sales growth.

•	Reported net income of $263.7 million, or $1.25 per share-diluted.

•	Adjusted earnings per share-diluted of $1.55, an increase of 20.2%.
1 All comparisons for the third quarter of 2018 are with respect to the third quarter ended October 1, 2017

2018 Full Year Financial Outlook Summary 2

•	As previously indicated, full-year reported net sales are expected to increase towards the low end of the 3.5% to 5.5% range.

•	Organic net sales growth reaffirmed towards the low end of the slightly up to 2% range.

•	The net impact of acquisitions and divestitures is estimated to be approximately a 3.5 point benefit.

•	The impact of foreign currency exchange rates is expected to be negligible.

•	Full-year reported earnings per share-diluted are now expected to be in the $4.82 to $4.97 range.

•	The outlook for full-year adjusted earnings per share-diluted is reaffirmed in the $5.33 to $5.43 range, an increase of 14% to 16%.

Third Quarter 2018 Results
Consolidated net sales were $2,079.6 million in the third quarter of 2018 versus $2,033.1 million in the year ago period, an increase of 2.3%. The net impact of acquisitions and divestitures was a 2.5 point benefit, volume was a 1.7 point benefit and net price realization was a 1.2 point headwind. Foreign currency translation was a 0.7 point headwind.

As outlined in the table below, the company’s third quarter 2018 results, as prepared in accordance with U.S. generally accepted accounting principles (GAAP), included items impacting comparability of $68.0 million, or $0.30 per share-diluted. For the third quarter of 2017, items impacting comparability totaled $2.8 million, or $0.01 per share-diluted.

Reported gross margin of 41.5% represented a decline of 490 basis points versus the third quarter of 2017. Adjusted gross margin was 44.0% in the third quarter of 2018, compared to 45.3% in the third quarter of 2017, a decline of 130 basis points. This was in line with expectations, driven by higher freight and logistics costs, as well as incremental investments in trade and packaging.

Advertising and related consumer marketing expense declined 16.5% in the third quarter of 2018 versus the same period last year. This decrease was driven by reductions in agency and production fees, media efficiency gains including an increased focus on earned, or non-paid media, and optimization of emerging brand spend. Media spend on core confection brands in North America in the third quarter was in line with prior year. Selling, marketing and administrative expenses, excluding advertising and related consumer marketing, increased 1.5% for the third quarter of 2018. A continued reduction in general administrative costs was more than offset by incremental Amplify selling, marketing and administrative expenses and investment in the multi-year implementation of the company’s enterprise resource planning (ERP) system.

2 All comparisons for full-year 2018 are with respect to the fiscal year ended December 31, 2017

Third quarter 2018 reported operating profit was $406.3 million, resulting in an operating margin of 19.5%. Adjusted operating profit of $470.7 million increased 5.1% versus the third quarter of 2017. This resulted in an adjusted operating margin of 22.6%, an increase of 60 basis points versus the third quarter of 2017 driven by lower selling, marketing and administrative expenses.

The effective tax rate in the third quarter of 2018 was 25.6%, a decline of 600 basis points versus the third quarter of 2017. The adjusted tax rate in the third quarter of 2018 was 22.8%, a decline of 750 basis points versus the third quarter of 2017. The decline in both the effective and adjusted tax rates was driven primarily by U.S. tax reform.

The following table presents a summary of items impacting comparability in each period (see Appendix I for additional information):

	Pre-Tax (millions)		Earnings Per Share-Diluted
	Three Months Ended		Three Months Ended
	September 30, 2018	October 1, 2017	September 30, 2018	October 1, 2017
Derivative Mark-to-Market Losses (Gains)	$47.6	$(22.0)	$0.21	$(0.08)
Business Realignment Activities	11.4	8.3	0.06	0.03
Acquisition-Related Costs	3.7	—	0.02	—
Pension Settlement Charges Relating to Company-Directed Initiatives	4.0	10.9	0.01	0.02
Long-Lived Asset Impairment Charges[1]	1.6	—	—	0.04
Noncontrolling Interest Share of Business Realignment Charges	(0.3)	—	—	—
Total	$68.0	$(2.8)	$0.30	$0.01
1 There were no pre-tax impairment charges associated with long-lived assets during the three months ended October 1, 2017. However, the long-lived asset impairment charge in the first quarter of 2017 was not treated as a discrete tax item. Therefore, the tax impact was included in the estimated annual effective tax rate resulting in an earnings per share- (EPS) diluted impact for each of the quarters throughout 2017.

The following are comments about segment performance for the third quarter of 2018 versus the year-ago period. See the schedule of supplementary information within this press release for additional information on segment net sales and profit.

North America (U.S. and Canada)
Hershey’s North America net sales were $1,843.5 million in the third quarter of 2018, an increase of 2.9% versus the same period last year. Acquisitions and volume were a 3.7 point and 0.9 point benefit, respectively. Net price realization and foreign currency exchange rates were a 1.5 point and 0.2 point headwind, respectively.

Total Hershey U.S. retail takeaway3 for the 12 weeks ended October 14, 2018, in the expanded multi-outlet combined plus convenience store channels (IRI MULO + C-Stores) increased 0.5% versus the prior year period. Hershey’s U.S. candy, mint, and gum (CMG) retail takeaway increased 0.4%, resulting in flat market share versus the prior year period. In line with expectations, Hershey’s U.S. CMG retail takeaway and share trends improved sequentially, with growth of 2.5% and market share gains of 22 basis points in the latest 4 weeks ended October 14, 2018.

North America advertising and related consumer marketing declined 18.5% in the third quarter of 2018 versus the same period last year. This decrease was driven by reductions in agency and production fees, media efficiency gains, including an increased focus on earned, or non-paid media, and optimization of emerging brand spend. Media spend on core confection brands in North America was in line with the prior year period. Gross margin pressures and incremental business investment costs partially offset decreased expenses, resulting in an increase in segment income of 0.3% to $556.1 million in the third quarter of 2018, compared to $554.2 million in the third quarter of 2017.

As a category leader and key partner to its customers, the company continues to invest in core brands and build capabilities in this dynamic environment. As consumers increasingly blur the physical and digital shopping experience, Hershey is making meaningful progress to drive awareness, equity and conversion across the retail ecosystem from any touchpoint. Third-quarter trends improved versus first-half performance, and the company expects strong Holiday activity and new campaigns as well as innovation to be important contributors to its performance in the fourth quarter of 2018.

3Includes candy, mint, gum, salty snacks, snack bars, meat snacks and grocery items.

International and Other
Third-quarter 2018 net sales for Hershey’s International and Other segment decreased 1.9% to $236.1 million. Divestitures and foreign currency exchange rates were 6.4 point and 4.0 point headwind, respectively. Volume and net price realization were a 7.8 point and 0.7 point benefit, respectively. Combined constant currency net sales growth in Mexico, Brazil and India was about 10%, and the transformation in China is ahead of expectations.
International and Other segment income of $31.1 million in the third quarter of 2018 compared to segment income of $16.4 million in the third quarter of 2017, an increase of $14.7 million, driven by volume and gross margin increases, as well as selling, marketing and administrative expense reductions as the company continues to execute against its Margin for Growth initiatives.

Unallocated Corporate Expense
Hershey's unallocated corporate expense in the third quarter of 2018 was $116.5 million, a decrease of $6.4 million versus the same period of 2017. The decline was driven by Margin for Growth Program initiatives to reduce general administrative costs, partially offset by the multi-year implementation of the company’s ERP system.

A reconciliation between reported and constant currency growth rates is provided below:

	Three Months Ended September 30, 2018
	Percentage Change as Reported	Impact of Foreign Currency Exchange	Percentage Change on Constant Currency Basis
North America segment
Canada	(2.2)%	(4.2)%	2.0%
Total North America segment	2.9%	(0.2)%	3.1%

International and Other segment
Mexico	0.3%	(6.5)%	6.8%
Brazil	(13.0)%	(21.4)%	8.4%
India	13.7%	(9.8)%	23.5%
China[1]	(31.1)%	(1.6)%	(29.5)%
Total International and Other segment	(1.9)%	(4.1)%	2.2%

Total Company	2.3%	(0.7)%	3.0%
1 China results reflect the divestiture of the company’s Shanghai Golden Monkey business. Excluding this business, organic constant currency net sales growth was 11.3% in the third quarter.

The company also presents the percentage change in projected 2018 net sales on a constant currency basis.  To determine this, projected 2018 net sales for entities reporting in currencies other than the U.S. dollar are translated into U.S. dollars at the company's average monthly exchange rates in effect during the corresponding period of the prior fiscal year, and are compared to the 2017 results translated into U.S. dollars using the same 2017 average monthly exchange rates.

2018 Full Year Financial Outlook
As previously indicated, full-year reported net sales are expected to increase towards the low end of the 3.5% to 5.5% range. The company continues to expect organic net sales growth to be slightly up versus prior year. The net impact of acquisitions and divestitures is estimated to be approximately a 3.5 point benefit, consistent with the company's previous estimate, and the foreign currency exchange rate impact is expected to be minimal despite continued headwinds expected in Q4.

Full-year reported earnings per share-diluted are now expected to be in the $4.82 to $4.97 range, and the outlook for adjusted earnings per share-diluted is reaffirmed in the $5.33 to $5.43 range, an increase of 14% to 16% versus 2017.

Below is a reconciliation of projected 2018 and full-year 2017 earnings per share-diluted calculated in accordance with GAAP to non-GAAP adjusted earnings per share-diluted:

	2018 (Projected)	2017
Reported EPS – Diluted	$4.82 - $4.97	$3.66
Derivative mark-to-market gains	—	(0.14)
Business realignment costs	0.17 - 0.20	0.25
Acquisition-related costs	0.15 - 0.17	—
Gain on sale of licensing rights	(0.01)	—
Pension settlement charges relating to company-directed initiatives	0.02	0.02
Long-lived asset impairment charges	0.13	0.87
Impact of U.S. tax reform	—	0.15
Noncontrolling interest share of business realignment and impairment charges	—	(0.12)
Adjusted EPS – Diluted	$5.33 - $5.43	$4.69
2018 projected earnings per share-diluted, as presented above, does not include the impact of mark-to-market gains and losses on our commodity derivative contracts that will be reflected within corporate unallocated expenses in segment results until the related inventory is sold, since we are not able to forecast the impact of the market changes.

Live Webcast
At 8:30 a.m. ET today, Hershey will host a conference call to elaborate on third-quarter results. To access this call as a webcast, please go to Hershey’s web site at http://www.thehersheycompany.com.

Note: In this release, Hershey references income measures that are not in accordance with GAAP because they exclude business realignment activities, acquisition-related costs, long-lived asset impairment charges, gains and losses associated with mark-to-market commodity derivatives, pension settlement charges relating to company-directed initiatives, and the gain realized on the sale of a trademark. These non-GAAP financial measures are used in evaluating results of operations for internal purposes and are not intended to replace the presentation of financial results in accordance with GAAP. Rather, the company believes exclusion of such items provides additional information to investors to facilitate the comparison of past and present operations. A reconciliation of the non-GAAP financial measures referenced in this release to their nearest comparable GAAP financial measures as presented in the Consolidated Statements of Income is provided below.
In conjunction with the adoption of ASU No. 2017-07, Compensation-Retirement Benefits (Topic 715), in the first quarter of 2018, the company elected to discontinue its practice of excluding the non-service related components of its net periodic benefit cost in deriving its non-GAAP financial measures, with a minor exception. Historically, the company excluded from its non-GAAP results the following components relating to its pension benefit plans: interest cost, expected return on plan assets, amortization of net loss (gain), and settlement and curtailment charges. The company did not historically exclude from its non-GAAP results the non-service related components relating to its other post-retirement benefit plans. Starting with the first quarter of 2018, the company will continue to exclude from its non-GAAP results the portion of pension settlement and/or curtailment charges relating to company-directed initiatives, such as significant business realignment events and benefit plan terminations or amendments. As a result of this change in the composition of the company's non-GAAP financial measures, the 2017 comparative information presented below provides the reconciliation of the revised non-GAAP measures, to their nearest comparable U.S. GAAP (reported) measures, which reflect the reclassifications required by the adoption of Topic 715.
The revision in the company’s determination of non-GAAP earnings resulted in a reduction of $0.04 to adjusted earnings per share-diluted from $1.33 to $1.29 for the three months ended October 1, 2017.

Reconciliation of Certain Non-GAAP Financial Measures
Consolidated results	Three Months Ended
In thousands except per share data	September 30, 2018	October 1, 2017
		(Revised)
Reported gross profit	$863,493	$942,936
Derivative mark-to-market losses (gains)	47,617	(21,954)
Business realignment activities	4,565	213
Non-GAAP gross profit	$915,675	$921,195

Reported operating profit	$406,263	$461,464
Derivative mark-to-market losses (gains)	47,617	(21,954)
Business realignment activities	11,423	8,257
Acquisition-related costs	3,706	—
Long-lived asset impairment charges	1,649	—
Non-GAAP operating profit	$470,658	$447,767

Reported provision for income taxes	$91,441	$126,788
Derivative mark-to-market losses (gains)*	3,294	(3,078)
Business realignment activities*	(1,736)	1,381
Acquisition-related costs*	780	—
Pension settlement charges relating to company-directed initiatives*	992	4,148
Long-lived asset impairment charges**	2,143	(8,710)
Non-GAAP provision for income taxes	$96,914	$120,529

Reported net income	$263,713	$273,303
Derivative mark-to-market losses (gains)	44,323	(18,876)
Business realignment activities	13,160	6,876
Acquisition-related costs	2,926	—
Long-lived asset impairment charges	(494)	8,710
Noncontrolling interest share of business realignment and impairment charges	(367)	(5)
Pension settlement charges relating to company-directed initiatives	3,026	6,796
Non-GAAP net income	$326,287	$276,804

Reported EPS — Diluted	$1.25	$1.28
Derivative mark-to-market losses (gains)	0.21	(0.08)
Business realignment activities	0.06	0.03
Acquisition-related costs	0.02	—
Long-lived asset impairment charges	—	0.04
Pension settlement charges relating to company-directed initiatives	0.01	0.02
Non-GAAP EPS — Diluted	$1.55	$1.29

* The tax effect for each adjustment is determined by calculating the tax impact of the adjustment on the company's quarterly effective tax rate.
** There were no pre-tax impairment charges associated with long-lived assets during the three months ended October 1, 2017. However, the long-lived asset impairment charge in the first quarter of 2017 was not treated as a discrete tax item. Therefore, the tax impact was included in the estimated annual effective tax rate resulting in an EPS-diluted impact for each of the quarters throughout 2017.

In the assessment of our results, we review and discuss the following financial metrics that are derived from the reported and non-GAAP financial measures presented above:

	Three Months Ended
	September 30, 2018	October 1, 2017

As reported gross margin	41.5%	46.4%
Non-GAAP gross margin (1)	44.0%	45.3%

As reported operating profit margin	19.5%	22.7%
Non-GAAP operating profit margin (2)	22.6%	22.0%

As reported effective tax rate	25.6%	31.6%
Non-GAAP effective tax rate (3)	22.8%	30.3%

(1)	Calculated as non-GAAP gross profit as a percentage of net sales for each period presented.

(2)	Calculated as non-GAAP operating profit as a percentage of net sales for each period presented.

(3)
Calculated as non-GAAP provision for income taxes as a percentage of non-GAAP income before taxes (calculated as non-GAAP operating profit minus non-GAAP interest expense, net plus or minus non-GAAP other (income) expense, net).

We present certain percentage changes in net sales on a constant currency basis, which excludes the impact of foreign currency exchange.  To present this information for historical periods, current period net sales for entities reporting in other than the U.S. dollar are translated into U.S. dollars at the average monthly exchange rates in effect during the corresponding period of the prior fiscal year, rather than at the actual average monthly exchange rates in effect during the current period of the current fiscal year. As a result, the foreign currency impact is equal to the current year results in local currencies multiplied by the change in average foreign currency exchange rate between the current fiscal period and the corresponding period of the prior fiscal year.

Appendix I
Details of the charges included in GAAP results, as summarized in the press release (above), are as follows:
Mark-to-Market Losses (Gains) on Commodity Derivatives: The mark-to-market losses (gains) on commodity derivatives are recorded as unallocated and excluded from adjusted results until such time as the related inventory is sold, at which time the corresponding losses (gains) are reclassified from unallocated to segment income. Since we often purchase commodity contracts to price inventory requirements in future years, we make this adjustment to facilitate the year-over-year comparison of cost of sales on a basis that matches the derivative gains and losses with the underlying economic exposure being hedged for the period.

Business Realignment Activities: We periodically undertake restructuring and cost reduction activities as part of ongoing efforts to enhance long-term profitability.  During the first quarter of 2017, we commenced the Margin for Growth Program to drive continued net sales, operating income and earnings per share-diluted growth over the next several years.  This program is focused on improving global efficiency and effectiveness, optimizing the company’s supply chain, streamlining the company’s operating model and reducing administrative expenses to generate long-term savings.   During the third quarter of 2018, business realignment charges related primarily to severance expenses, accelerated depreciation and other third-party costs related to this program.

Acquisition-Related Costs: Costs incurred during the third quarter of 2018 included consultant fees incurred to affect the Amplify acquisition, as well as other costs relating to the integration of the business.

Long-Lived Asset Impairment Charges: During the third quarter of 2018, we recorded long-lived asset impairment charges within the Shanghai Golden Monkey and Tyrrells disposal groups. These charges represent the excess of the disposal groups' carrying values, including the related currency translation adjustment amounts realized upon completion of the sales, over the sales values less costs to sell for the Shanghai Golden Monkey and Tyrrells businesses.

Noncontrolling Interest Share of Business Realignment and Impairment Charges: Certain of the business realignment and impairment charges recorded in connection with the Margin for Growth Program related to a joint venture in which we own a 50% controlling interest.  Therefore, we have also adjusted for the portion of these charges included within the income (loss) attributed to the noncontrolling interest.

Pension Settlement Charges Relating to Company-Directed Initiatives: In the third quarter of 2018, settlement charges in our hourly defined benefit plan were triggered by lump sum withdrawals by employees retiring or leaving the Company under a voluntary separation plan included within the Operational Optimization Program, a program commenced in 2016 to optimize our production and supply chain network, including the integration of the China sales force and consolidation of production within certain facilities in China and North America. In 2017, settlement charges were also triggered in the pension plan benefiting our employees in Puerto Rico as a result of lump sum distributions and the purchase of annuity contracts relating to the termination of this plan.

Safe Harbor Statement
This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Many of these forward-looking statements can be identified by the use of words such as “intend,” “believe,” “expect,” “anticipate,” “should,” “planned,” “projected,” “estimated,” and “potential,” among others. These statements are made based upon current expectations that are subject to risk and uncertainty. Because actual results may differ materially from those contained in the forward-looking statements, you should not place undue reliance on the forward-looking statements when deciding whether to buy, sell or hold the company's securities. Factors that could cause results to differ materially include, but are not limited to: issues or concerns related to the quality and safety of our products, ingredients or packaging; changes in raw material and other costs, along with the availability of adequate supplies of raw materials; selling price increases, including volume declines associated with pricing elasticity; market demand for our new and existing products; increased marketplace competition; disruption to our manufacturing operations or supply chain; failure to successfully execute and integrate acquisitions, divestitures and joint ventures; changes in governmental laws and regulations, including taxes; political, economic, and/or financial market conditions; risks and uncertainties related to our international operations; disruptions, failures or security breaches of our information technology infrastructure; our ability to hire, engage and retain a talented global workforce; our ability to realize expected cost savings and operating efficiencies associated with strategic initiatives or restructuring programs; complications with the design or implementation of our new enterprise resource planning system; and such other matters as discussed in our Annual Report on Form 10-K for the year ended December 31, 2017. All information in this press release is as of September 30, 2018. The company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the company's expectations.

The Hershey Company
Consolidated Statements of Income
for the periods ended September 30, 2018 and October 1, 2017
(unaudited) (in thousands except per share amounts)

			Third Quarter		Nine Months
			2018	2017	2018	2017

Net sales			$2,079,593	$2,033,121	$5,803,167	$5,575,790
Cost of sales			1,216,100	1,090,185	3,172,194	2,957,655
Gross profit			863,493	942,936	2,630,973	2,618,135

Selling, marketing and administrative expense			453,921	477,452	1,388,793	1,380,212
Long-lived asset impairment charges			1,649	—	28,817	208,712
Business realignment costs			1,660	4,020	10,864	50,018

Operating profit			406,263	461,464	1,202,499	979,193
Interest expense, net			36,916	24,589	101,207	72,456
Other (income) expense, net			12,493	36,074	35,201	56,458

Income before income taxes			356,854	400,801	1,066,091	850,279
Provision for income taxes			91,441	126,788	226,640	275,291

Net income including noncontrolling interest			265,413	274,013	839,451	574,988

Less: Net income (loss) attributable to noncontrolling interest			1,700	710	(1,320)	(26,860)
Net income attributable to The Hershey Company			$263,713	$273,303	$840,771	$601,848

Net income per share	- Basic	- Common	$1.29	$1.32	$4.11	$2.91
	- Diluted	- Common	$1.25	$1.28	$3.99	$2.81
	- Basic	- Class B	$1.17	$1.20	$3.74	$2.64

Shares outstanding	- Basic	- Common	149,155	151,418	149,371	152,004
	- Diluted	- Common	210,681	213,392	210,970	214,123
	- Basic	- Class B	60,620	60,620	60,620	60,620

Key margins:
Gross margin			41.5%	46.4%	45.3%	47.0%
Operating profit margin			19.5%	22.7%	20.7%	17.6%
Net margin			12.7%	13.4%	14.5%	10.8%

The Hershey Company
Supplementary Information – Segment Results
for the periods ended September 30, 2018 and October 1, 2017
(unaudited) (in thousands of dollars)

	Third Quarter			Nine Months
	2018	2017	% Change	2018	2017	% Change
Net sales:
North America	$1,843,511	$1,792,377	2.9%	$5,155,151	$4,946,537	4.2%
International and Other	236,082	240,744	(1.9)%	648,016	629,253	3.0%
Total	$2,079,593	$2,033,121	2.3%	$5,803,167	$5,575,790	4.1%

Segment income:
North America	$556,060	$554,247	0.3%	$1,534,345	$1,567,054	(2.1)%
International and Other	31,072	16,400	89.5%	65,379	26,491	146.8%
Total segment income (1)	587,132	570,647	2.9%	1,599,724	1,593,545	0.4%
Unallocated corporate expense (2)	116,474	122,880	(5.2)%	361,447	363,116	(0.5)%
Mark-to-market adjustment for commodity derivatives (3)	47,617	(21,954)	(316.9)%	(69,464)	(27,486)	152.7%
Long-lived asset impairment charges	1,649	—	NM	28,817	208,712	(86.2)%
Costs associated with business realignment initiatives	11,423	8,257	38.3%	42,670	69,699	(38.8)%
Acquisition-related costs	3,706	—	NM	36,413	311	NM
Gain on sale of licensing rights	—	—	NM	(2,658)	—	NM
Operating profit	406,263	461,464	(12.0)%	1,202,499	979,193	22.8%
Interest expense, net	36,916	24,589	50.1%	101,207	72,456	39.7%
Other (income) expense, net	12,493	36,074	(65.4)%	35,201	56,458	(37.7)%
Income before income taxes	$356,854	$400,801	(11.0)%	$1,066,091	$850,279	25.4%

(1) Segment income for the three and nine months ended October 1, 2017 have been revised to conform to the current definition of segment income, which has been updated for the exclusion of certain pension-related costs.
(2) Includes centrally-managed (a) corporate functional costs relating to legal, treasury, finance, and human resources, (b) expenses associated with the oversight and administration of our global operations, including warehousing, distribution and manufacturing, information systems and global shared services, (c) non-cash stock-based compensation expense, and (d) other gains or losses that are not integral to segment performance.
(3) Net (gains) losses on mark-to-market valuation of commodity derivative positions recognized in unallocated derivative (gains) losses.
NM - not meaningful

	Third Quarter		Nine Months
	2018	2017	2018	2017
Segment income as a percent of net sales:
North America	30.2%	30.9%	29.8%	31.7%
International and Other	13.2%	6.8%	10.1%	4.2%

The Hershey Company
Consolidated Balance Sheets
as of September 30, 2018 and December 31, 2017
(in thousands of dollars)

Assets	2018	2017
	(unaudited)
Cash and cash equivalents	$823,787	$380,179
Accounts receivable - trade, net	814,923	588,262
Inventories	880,673	752,836
Prepaid expenses and other	274,663	280,633

Total current assets	2,794,046	2,001,910

Property, plant and equipment, net	2,092,899	2,106,697
Goodwill	1,677,101	821,061
Other intangibles	1,008,051	369,156
Other assets	261,248	251,879
Deferred income taxes	2,844	3,023

Total assets	$7,836,189	$5,553,726

Liabilities and Stockholders' Equity

Accounts payable	$581,481	$523,229
Accrued liabilities	663,974	676,134
Accrued income taxes	61,030	17,723
Short-term debt	1,449,226	559,359
Current portion of long-term debt	3,115	300,098

Total current liabilities	2,758,826	2,076,543

Long-term debt	3,253,879	2,061,023
Other long-term liabilities	429,232	438,939
Deferred income taxes	144,980	45,656

Total liabilities	6,586,917	4,622,161

Total stockholders' equity	1,249,272	931,565

Total liabilities and stockholders' equity	$7,836,189	$5,553,726